Exhibit 99.1

PepperLime Health Acquisition Corporation Announces Pricing of $150 Million Initial Public Offering

October 14, 2021, 22:32 ET

SAN FRANCISCO, Oct. 14, 2021 (GLOBE NEWSWIRE) -- PepperLime Health Acquisition Corporation (the “Company”), a Cayman Islands exempted company that is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 15,000,000 units at a price of $10.00 per unit. The Company has granted the underwriter a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

While the Company may pursue an initial business combination target in any business or industry, the Company intends to target companies at the intersection of technology and consumer health and wellness. The proceeds of the initial public offering will be used to fund the business combination.

The units will be listed on the Nasdaq Global Market and trade under the ticker symbol “PEPLU” on or promptly after the date hereof. Each unit consists of one Class A ordinary share of the Company and one-half of one warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq Global Market under the symbols “PEPL” and “PEPLW,” respectively. The offering is expected to close on October 19, 2021, subject to customary closing conditions.

Oppenheimer & Co. Inc. acted as the sole underwriter for the offering.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: Oppenheimer & Co. Inc., Attn: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York 10004, telephone: (212) 667-8055 or email: EquityProspectus@opco.com.

A registration statement relating to the securities became effective on October 14, 2021 in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the closing of the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

PepperLime Health Acquisition Corporation
www.pepperlimehealth.com
Ramzi Haidamus
(415) 263-9939

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